Exhibit 99.1

CONTACT:	Brian Turner
Chief Financial Officer
425-943-8000

COINSTAR ANNOUNCES COMPLETION OF AMERICAN COIN ACQUISITION

Company Closes $310 Million of Debt Financing

BELLEVUE, Wash. — July 7, 2004— Coinstar Inc. (NASDAQ: CSTR), the market leader in self-service coin counting and growing supplier of e-payment services, today announced that it has completed the purchase of American Coin Merchandising Inc. (“ACMI”) and its parent company, ACMI Holdings Inc., for $235 million. Coinstar Inc. also announced the completion of $310 million of debt financing consisting of a $250 million term loan and a $60 million revolver. The proceeds will be used primarily to fund the acquisition, with the balance used for general corporate and working capital purposes.

On May 24, 2004, Coinstar Inc. announced its proposed acquisition of ACMI, one of the largest vendors of plush toys in the United States with a product line consisting of skill crane machines, bulk vending, kiddie rides and video games. The company distributes its equipment to mass merchants, supermarkets, warehouse clubs, restaurants, entertainment centers, truck stops, and other distribution channels.

Coinstar Inc. secured a $250 million term loan with a tenor of seven years, amortizing at one percent per year with a balloon payment at maturity. The interest rate for the term loan is LIBOR plus 225 basis points with a step-down to LIBOR plus 200 basis points when total leverage falls below two-and-a-half times annual EBITDA. Customary covenants apply to the term loan, including maximum total leverage, interest coverage, capital expenditure limits, stock repurchase and dividend limitations and standard restrictions on investments and mergers and acquisitions. In addition, the Company is required to enter into interest rate protection agreements in the amount of $125 million. The Company also secured a $60 million revolving credit facility with a tenor of five years to be used for general corporate needs. Copies of the Merger Agreement and Credit Agreement will be filed on Form 8-K with the SEC.

The facilities were arranged by J.P. Morgan Securities Inc. and Lehman Brothers Inc.

Bank of America, N.A., KeyBank, N.A., and Wells Fargo Bank, N.A served as documentation agents for the financing and are also participating in the revolving credit facility.

As previously stated, the Company expects this transaction to be accretive within the first twelve months, excluding the effects of the amortization of intangible assets. Over the next 30 to 60 days the Company will obtain an independent valuation of certain of ACMI’s tangible and intangible assets, which will enable the Company to determine purchase price allocations including amounts assigned to intangible assets and goodwill. As a result, reported GAAP EPS will be impacted by the non-cash accounting charges related to such amortization of intangible assets. The Company will give guidance regarding GAAP EPS for the combined companies once the valuation of tangible and intangible assets is complete.

About Coinstar Inc.

Coinstar Inc. owns and operates a network of nearly 11,000 automated self-service coin-counting machines that provide consumers with a convenient means to convert loose coins into cash. Acquisitions during the past year have laid the foundation for the distribution of a wide variety of prepaid products through point-of-sale and self-service kiosks in over 13,000 drugstores, universities, shopping malls and convenience stores, bringing the total to over 24,000 distribution points throughout the United States, Canada and the United Kingdom.

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This press release contains forward-looking statements relating to Coinstar, Inc.’s anticipated growth and future operating results that involve a number of risks and uncertainties. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “intend,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Coinstar, Inc., as well as from risks and uncertainties beyond Coinstar, Inc.’s control. Factors that could cause or contribute to such differences include, but are not limited to, the effect of the acquisition of ACMI, the ability to successfully integrate ACMI’s and Coinstar, Inc.’s businesses, the ability to bring new and repeat customers to Coinstar® machines, the ability to obtain new agreements with potential retail partners for the installation of Coinstar units and the retention of the current agreements with our existing retail partners on terms that are not materially adverse to the company, additional potential competitors, legal or governmental regulatory action and uncertainties relating to the ultimate success of new business initiatives (including e-payment services), including but not limited to the ability to attract customers and reach agreements with retail and other partners. The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review the most recent reports filed with the Securities and Exchange Commission by Coinstar, Inc. and ACMI. These forward-looking statements reflect Coinstar, Inc.’s expectations as of July 6, 2004. Coinstar, Inc. undertakes no obligation to update the information provided herein.